Exhibit 99(a)(1)
DIODES INCORPORATED
OPTION PURCHASE NOTICE TO HOLDERS
OF
2.25% CONVERTIBLE SENIOR NOTES DUE 2026

CUSIP Number 254543AA9
          Reference is made in this notice (the “Option Purchase Notice”) to the Indenture, dated as of October 12, 2006, between Diodes Incorporated, as issuer (referred to as “we,” “our,” “us” or the “Company”), and Union Bank, N.A. (formerly, Union Bank of California, N.A.), as trustee and paying agent (the “Trustee” or “Paying Agent”), relating to the Company’s 2.25% Convertible Senior Notes due 2026 (the “Securities”). Pursuant to Section 3.08 of the Indenture and paragraph 8 of the Securities, each holder (each, a “Holder”) of the Securities has an option to require the Company to purchase all or a portion of its Securities, in accordance with the terms, procedures and conditions outlined in the Indenture and the Securities, on October 1, 2011 (the “Option Purchase Date”).
          NOTICE IS HEREBY GIVEN pursuant to Section 3.08 of the Indenture that, at the option of each Holder (the “Put Option”), the Company will purchase such Holder’s Securities for a purchase price in cash equal to 100% of the principal amount of the Securities, plus any accrued and unpaid interest on the Securities to, but excluding, the Option Purchase Date (the “Option Purchase Price”), subject to the terms and conditions of the Indenture, the Securities and this Option Purchase Notice and related notice materials, as amended and supplemented from time to time (the “Notice and Option Materials”). Holders may surrender their Securities from 9:00 a.m., New York City time, on September 1, 2011 to 5:00 p.m., New York City time, on Friday, September 30, 2011 (the “Expiration Date”), which is the business day immediately preceding the Option Purchase Date. In order to exercise the Put Option, a Holder must follow the procedures contained in the Notice and Option Materials. Unless the Company defaults in making payment of the Option Purchase Price, interest on the Securities repurchased will cease to accrue on and after the Option Purchase Date. Securities as to which a Purchase Notice (as defined below) has been given may be converted only if the Purchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Option Purchase Notice shall have the meanings given to such terms in the Indenture and the Securities.
          To exercise your option to have the Company purchase your Securities and to receive the Option Purchase Price, you must validly surrender the Securities along with a duly executed purchase notice in the form attached hereto as Annex A (a “Purchase Notice”), if applicable, prior to 5:00 p.m., New York City time, on the Expiration Date. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, by delivering a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”), if applicable, or otherwise in accordance with Section 3.08 of the Indenture. The right of Holders to surrender their Securities for purchase in the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

          The Trustee has informed the Company that, as of the date of this Option Purchase Notice, all custodians and beneficial holders of the Securities hold the Securities through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.
          The Trustee and Paying Agent is Union Bank, N.A. (formerly, Union Bank of California, N.A.). The address of the Trustee and Paying Agent is:
Union Bank, N.A.
120 South San Pedro Street, Suite 400
Los Angeles, CA 90012
Attention: Bond Redemptions
Telephone Number: (213) 972-5664
          Additional copies of this Option Purchase Notice may be obtained from the Paying Agent at its addresses set forth above.
The date of this Option Purchase Notice is September 1, 2011.

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ANNEX A	FORM OF PURCHASE NOTICE	A-1
ANNEX B	FORM OF WITHDRAWAL NOTICE	B-1
ANNEX C	BOARD OF DIRECTORS AND EXECUTIVE OFFICERS	C-1
No person has been authorized to give any information or to make any representation other than those contained in this Option Purchase Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Option Purchase Notice is accurate as of any date other than the date on the front cover page of this Option Purchase Notice. This Option Purchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Option Purchase Notice shall not under any circumstances create any implication that the information contained in this Option Purchase Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities for purchase. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.
We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4(f)(6) and Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Securities outside of the Put Option for ten business days after the expiration of the Put Option. Following that time, if any Securities remain outstanding, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to redeem the Securities, in whole or in part, and to purchase any of the Securities, whether or not any Securities are purchased by the Company pursuant to the Put Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or a combination thereof, we will pursue.

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SUMMARY TERM SHEET
          The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Option Purchase Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.
          Who is offering to purchase my Securities?
          Diodes Incorporated, a Delaware corporation (the “Company,” “we,” “our,” or “us”), is obligated, at your option, to purchase your validly surrendered 2.25% Convertible Senior Notes due 2026 (the “Securities”). (Page 5)
          Why is the Company offering to purchase my Securities?
          The right of each holder (each, a “Holder”) of the Securities to sell, and the obligation of the Company to purchase, such Holder’s Securities pursuant to the Put Option is a term of the Securities and has been a right of Holders from the time the Securities were issued on October 12, 2006. We are required to purchase the Securities of any Holder exercising the Put Option pursuant to the terms of the Securities and the Indenture. (Page 5)
          What securities is the Company obligated to purchase?
          We are obligated to purchase all of the Securities surrendered, at the option of the Holder. As of September 1, 2011, there was approximately $134.3 million aggregate principal amount of the Securities outstanding. The Securities were issued under an Indenture, dated as of October 12, 2006 (the “Indenture”), between the Company, as issuer, and Union Bank, N.A. (formerly, Union Bank of California, N.A.), as trustee and paying agent (the “Trustee” or “Paying Agent. (Page 5)
          How much will the Company pay and what is the form of payment?
          Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a purchase price equal to 100% of the principal amount of the Securities (the “Option Purchase Price”), plus any accrued and unpaid interest to, but excluding, the Option Purchase Date, with respect to any and all Securities validly surrendered for purchase and not withdrawn. The Option Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or our Common Stock (as defined below). (Page 6)
          How will the Company fund the purchase of the Securities?
          We intend to use available cash to fund the purchase of the Securities. (Page 6)

          How can I determine the market value of the Securities?
          There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s common stock, par value $0.66 2/3 per share (the “Common Stock”), into which the Securities are convertible, and the market for similar securities. Holders are urged to obtain current market quotations for the Securities, to the extent available, and our Common Stock prior to making any decision with respect to the Put Option. The Common Stock of the Company into which the Securities are convertible is listed on the Nasdaq Global Select Market (“NasdaqGS”) under the symbol “DIOD.” On August 29, 2011, the closing price of the Common Stock on the NasdaqGS was $20.08 per share. (Page 6-7)
          Is the board of directors of the Company making a recommendation as to the Put Option?
          The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase in the Put Option. You must make your own decision whether to surrender your Securities for purchase in the Put Option and, if so, the amount of Securities to surrender. (Page 6)
          When does the Put Option expire?
          The Put Option expires at 5:00 p.m., New York City time, on Friday, September 30, 2011 (the “Expiration Date”), which is the business day immediately preceding October 1, 2011 (the “Option Purchase Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by federal securities laws. (Page 5)
          What are the conditions to the Company’s purchase of the Securities?
          The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Option Purchase Notice. (Page 5)
          How do I surrender my Securities?
          There are three ways to tender your Securities:
•	If your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Securities and instruct such nominee to surrender the Securities on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should surrender your Securities electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•	While the Trustee has informed us that there are currently no certificated Securities in non-global form, in the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Securities pursuant to the Put Option and holds physical certificates evidencing such Securities must complete and sign a purchase notice in the form attached hereto as Annex A (a “Purchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent.
You bear the risk of timely surrender of our Securities. You must allow sufficient time for the completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on the Expiration Date. By surrendering your Securities through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Option Purchase Notice. (Pages 8-11)

If I surrender my Securities, when will I receive payment for them?

We will accept for payment all validly surrendered Securities promptly on or after the Option Purchase Date. We will deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Option Purchase Date, the appropriate amount of cash required to pay the Option Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 12)

Can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on September 30, 2011, which is the business day immediately preceding the Option Purchase Date. You bear the risk of timely withdrawal of previously surrendered Securities. You must allow sufficient time for completion of the DTC or Paying Agent procedures before 5:00 p.m., New York City time, on the Expiration Date. (Page 11)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on September 30, 2011. While the Trustee has informed us that there are currently no certificated Securities in non-global form, in the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Securities evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.08 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on September 30, 2011. (Page 11)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities before the expiration of the Put Option, we will not purchase your Securities on the Option Purchase Date and such Securities will remain outstanding subject to their existing terms. (Page 8)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount of $1,000 or an integral multiple thereof. (Page 8)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. The current Conversion Rate (as defined in the Indenture) of the Securities is 17.0946 shares of Common Stock per $1,000 principal amount of the Securities (which is equal to a conversion price of approximately $39 per share, split adjusted). You will continue to have the right to convert each $1,000 principal amount of Securities into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. (Page 6)

If I surrender my Securities for repurchase in the Put Option, is that a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 14-18)

Who is the Paying Agent?

Union Bank, N.A. (formerly, Union Bank of California, N.A.), the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Option Purchase Notice.

Whom can I contact if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Securities for purchase in the Put Option may be directed to the Paying Agent at the address and telephone number set forth on the front cover page of this Option Purchase Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION
          1. Information Concerning the Company. The Company is obligated to purchase the Securities at specified times and upon the occurrence of designated events subject to the terms and conditions specified in the Indenture and the Securities. The Securities are convertible into our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.
          We are a leading global manufacturer and supplier of high-quality, application specific standard products within the broad discrete, logic and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. We serve approximately 235 direct customers worldwide, which consist of original equipment manufacturers (“OEM”) and electronic manufacturing services (“EMS”) providers. Additionally, we have approximately 55 distributor customers worldwide, through which we indirectly serve over 10,000 customers.
          Our principal executive offices are located at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024. Our telephone number is (972) 987-3900.
          2. Information Concerning the Securities. The Securities were issued under the Indenture and mature on October 1, 2026.
               2.1 The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Indenture and the Securities, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder’s option, on October 1, 2011, the Option Purchase Date. This Put Option will expire at 5:00 p.m., New York City time, on Friday, September 30, 2011, the Expiration Date, which is the business day immediately preceding the Option Purchase Date. The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Option Purchase Notice.
          If any Securities remain outstanding following the expiration of the Put Option, and if the Securities are not otherwise redeemed or converted after such date, the Company will next become obligated to purchase the Securities, at the option of the Holders, in whole or in part, on October 1, 2016 and October 1, 2021 at a purchase price in cash equal to 100% of the principal amount of the Securities, plus the amount of any accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Securities.
               2.2 Option Purchase Price. Pursuant to the terms of the Indenture and the Securities, the Option Purchase Price to be paid by the Company for the Securities on the Option Purchase Date is 100% of the principal amount of the Securities, plus any accrued and unpaid interest on the Securities to, but excluding, the Option Purchase Date. The Option Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on September 30, 2011. Securities surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

          The Option Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Option Purchase Price may be significantly higher or lower than the market price of the Securities on the Option Purchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.
          The Company is not, nor is its board of directors or employees, making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Option Purchase Notice. Each Holder must make its own decision whether to surrender its Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of the current market value of the Securities and the Common Stock and other relevant factors.
               2.3 Source of Funds. In the event any Securities are surrendered and accepted for payment, we intend to use available cash on hand to pay the Option Purchase Price for the Securities.
               2.4 Conversion Rights of the Securities. Holders that do not surrender their Securities for purchase pursuant to the Put Option, or who validly withdraw a surrender of their Securities, will maintain their conversion rights with respect to their Securities, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. The current Conversion Rate of the Securities is 17.0946 shares of Common Stock per $1,000 principal amount of Securities (which is equal to a conversion price of approximately $39 per share, split adjusted). Holders that surrender their Securities pursuant to the Put Option may retain their conversion rights with respect to such Securities, subject to the terms and conditions of the Indenture and the Securities, only if such surrender has been validly withdrawn prior to the Option Purchase Date, as described in Section 4 of this Option Purchase Notice below. The Paying Agent is currently acting as the Conversion Agent of the Securities. The Conversion Agent can be contacted at the address and telephone number set forth on the front cover page of this Option Purchase Notice.
               2.5 Market for the Securities and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of Securities, if any, pursuant to the Put Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Put Option. As of August 29, 2011, there was approximately $134.3 million aggregate principal amount of the Securities outstanding.

          The Common Stock into which the Securities are convertible is listed on the NasdaqGS under the symbol “DIOD.” The following table sets forth, for the fiscal quarters indicated, the high and low closing prices of the Common Stock as reported on the NasdaqGS:

	High	Low
Fiscal Year 2011
First Quarter	$34.06	$24.95
Second Quarter	34.22	22.98
Third Quarter (through August 29, 2011)	26.94	17.74

Fiscal Year 2010
First Quarter	$23.09	$16.68
Second Quarter	24.68	15.87
Third Quarter	19.60	14.61
Fourth Quarter	27.90	17.10

Fiscal Year 2009
First Quarter	$11.27	$5.59
Second Quarter	16.32	11.24
Third Quarter	21.83	15.11
Fourth Quarter	20.87	15.47
On August 29, 2011, the closing price of the Common Stock on the NasdaqGS was $20.08 per share. As of August 29, 2011, there were 45,602,571 shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Put Option.
               2.6 Optional Redemption. Beginning on and after October 1, 2011, the Securities are redeemable for cash at our option at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of Securities to be redeemed plus any accrued and unpaid interest to, but excluding, the date fixed for redemption, as provided for in the Indenture and the Securities. However, effective on the date of this Option Purchase Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing or redeeming Securities (or the right to purchase or redeem Securities) other than through the Put Option until at least the tenth business day after the Option Purchase Date. (See page 13).
               2.7 Holder’s Right to Require Purchase Upon a Fundamental Change. Each Holder may require us to purchase all of its Securities if there is a Fundamental Change (as defined in the Indenture) at a purchase price equal to the principal amount of Securities to be redeemed plus any accrued and unpaid interest to, but excluding, the purchase date.
               2.8 Ranking. The Securities are general senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and are effectively subordinated in right of payment to the Company’s secured indebtedness, to the extent of the value of the assets securing such indebtedness, and to all liabilities of the Company’s subsidiaries.
               2.9 Dividends. The Holders of Securities are not entitled to dividends. Upon conversion of the Securities into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.
          3. Procedures to be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Option Purchase Price for their Securities unless they validly surrender, and do not withdraw, the Securities on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Securities prior to 5:00 p.m., New York City time, on the Expiration Date, their Securities will remain outstanding subject to the existing terms of the Indenture and the Securities.
               3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Option Purchase Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Securities surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Securities through ATOP will constitute a Purchase Notice (as defined in the Indenture) satisfying the Holder’s notice requirements under the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Securities.
               3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering your Securities through the transmittal procedures of DTC, you acknowledge and agree as follows:
•	such Securities shall be purchased as of the Option Purchase Date pursuant to the terms and conditions set forth in this Option Purchase Notice;

•	you agree to all of the terms of this Option Purchase Notice;

•	you have received this Option Purchase Notice and acknowledge that this Option Purchase Notice provides the notice required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Option Purchase Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Securities surrendered, (ii) release and discharge the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Securities, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Option Purchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Option Purchase Notice;

•	you represent and warrant that you (i) own the Securities surrendered and are entitled to surrender such Securities and (ii) have full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	you agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

•	you understand that all Securities properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Option Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities, the Option Purchase Notice and related notice materials, as amended and supplemented from time to time;

•	payment for Securities purchased pursuant to the Option Purchase Notice will be made by deposit of the Option Purchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Option Purchase Notice at any time prior to 5:00 p.m., New York City time, on September 30, 2011;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Securities are not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Option Purchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.
               3.3 Delivery of Securities.
          Securities Held Through a Custodian. If you wish to tender Securities pursuant to this Option Purchase Notice and your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Securities for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Securities in Global Form” prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Securities held by them as a nominee or in a fiduciary capacity.
          Securities in Global Form. If you are a DTC participant who wishes to tender Securities pursuant to this Option Purchase Notice, you must surrender to the Company your beneficial interest in the Securities by:
•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Securities prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, prior to 5:00 p.m., New York City time, on the Expiration Date.
          In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Put Option, including those set forth in Section 3.2 of this Option Purchase Notice above under “—Agreement to be Bound by the Terms of the Put Option.”
          Securities Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, then any such Holder of the Securities must complete and sign a Purchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent prior to the Expiration Time.
          All signatures on a Purchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NasdaqGS Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Purchase Notice need not be guaranteed if such Securities are tendered for the account of an Eligible Institution. If a Purchase Notice is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.
          You bear the risk of untimely surrender of your Securities. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, prior to 5:00 p.m., New York City time, on the Expiration Date.
          4. Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on September 30, 2011, which is the business day immediately preceding the Option Purchase Date. In order to withdraw Securities, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on September 30, 2011. Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 of this Option Purchase Notice above; provided, however, in order for Securities to be validly resurrended pursuant to this Option Purchase Notice, such Securities must be surrendered for purchase pursuant to procedures described in Section 3 of this Option Purchase Notice above prior to 5:00 p.m., New York City time, on the Expiration Date.
          This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant prior to 5:00 p.m., New York City time, on September 30, 2011. The withdrawal notice must:
•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

•	contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.
          In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Securities evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.08 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on September 30, 2011.
          We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.
          You bear the risk of untimely withdrawal of your Securities. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures prior to 5:00 p.m., New York City time, on September 30, 2011.
          5. Payment for Surrendered Securities. We will deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Option Purchase Date, the appropriate amount of cash required to pay the Option Purchase Price for the surrendered Securities, and the Paying Agent will as promptly as practicable thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities (and not validly withdrawn such delivery) prior to 5:00 p.m., New York City time, on September 30, 2011.
          The total amount of funds required by us to purchase all of the Securities is approximately $134.3 million (assuming that all of the Securities are validly surrendered for purchase and accepted for payment). If any Securities are surrendered and accepted for payment, we intend to use cash on hand to purchase the Securities. We do not have any alternative financing plans for raising cash to purchase the Securities.
          6. Securities Acquired. Any Securities purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.
          7. Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Option Purchase Notice, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Securities for purchase in the Put Option, which relate to or which would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries (consistent with our growth strategy, we actively pursue opportunities for potential acquisitions, with due diligence and negotiation often at different stages of advancement at any particular time);

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•	any class of equity securities of the Company to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.
          8. Interests of Directors, Executive Officers and Affiliates of the Company in the Securities. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:
•	neither the Company nor its executive officers, directors, subsidiaries or other affiliates beneficially owns any Securities;

•	the Company will not purchase any Securities from its executive officers, directors, subsidiaries or other affiliates; and

•	during the 60 days preceding the date of this Option Purchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.
          A list of the directors and executive officers of the Company is attached to this Option Purchase Notice as Annex C.
          9. Purchases of Securities by the Company and Its Affiliates. Each of the Company and its affiliates, including the Company’s executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until at least the tenth business day after the Option Purchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Option Purchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.
          10. Agreements Involving the Company’s Securities. The Company has entered into the following agreement relating to the Securities: the Indenture.
          All agreements involving other securities issued by the Company are described in detail in the documents incorporated by reference into this Option Purchase Notice, and no provisions in such agreements are material to the Put Option or the Securities.
          11. Certain U.S. Federal Income Tax Consequences. The following is a discussion of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders (each as defined below) who surrender Securities for purchase pursuant to the Put Option. For this purpose, a “holder” means a beneficial owner of Securities; a “U.S. Holder” means a holder that, for U.S. federal income tax purposes, is (i) a citizen or resident alien individual of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; and a “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that, in each case, is not a U.S. Holder.
          If an entity treated as a partnership for U.S. federal income tax purposes holds Securities, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and the partner. Any such entity or partner thereof should consult its tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of surrendering Securities for purchase pursuant to the Put Option.
          This discussion deals only with Securities held as capital assets (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of its own particular circumstances, nor does it deal with special situations, such as: holders who are subject to special tax treatment, such as dealers in securities or currencies, banks, insurance companies, retirement plans, tax-exempt entities, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, partnerships (and other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, traders in securities that elect to use a mark-to-market method of accounting, certain former citizens or residents of the United States, foreign governmental entities, international organizations, controlled foreign corporations and passive foreign investment companies; Securities held as part of a hedging, integrated, constructive sale or conversion transaction or a straddle; any alternative minimum tax consequences; or any U.S. estate or gift tax consequences or any state, local or non-U.S. tax consequences.
          This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings, other administrative guidance and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.
          Under the Indenture, the Company and each holder of Securities agreed, for U.S. federal income tax purposes, to treat the Securities as indebtedness that is subject to the Treasury regulations governing “contingent payment debt instruments” and to be bound by the Company’s determination of the comparable yield and projected payment schedule relating to the Securities. The remainder of this summary assumes that the Securities have been so treated.
WE RECOMMEND TO EACH HOLDER THAT INTENDS TO SURRENDER ANY SECURITIES FOR PURCHASE PURSUANT TO THE PUT OPTION TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S. TAX CONSEQUENCES TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.
U.S. Holders
          Surrender of Securities for Purchase. The surrender of Securities by a U.S. Holder for purchase pursuant to the Put Option generally will be treated as a taxable sale of the Securities for U.S. federal income tax purposes. Such U.S. Holder generally will recognize gain or loss equal to the difference between (i) the cash received by such U.S. Holder in consideration for the surrender of the Securities, reduced by any net negative adjustment carried forward with respect to the Securities and (ii) such U.S. Holder’s adjusted tax basis in the Securities at the time of sale. Because the Securities are treated as “contingent payment debt instruments” for U.S. federal income tax purposes, a U.S. Holder’s adjusted tax basis in Securities generally will be equal to the cost of the Securities to the U.S. Holder, (i) increased by any interest income previously accrued on the Securities (determined without taking into account any positive or negative adjustments to interest accruals that arise by reason of differences between projected and actual contingent payments), (ii) decreased by the amount of any projected payments (contingent and noncontingent) that have previously been scheduled to be made (without regard to the actual amounts paid) on the Securities and (iii) increased or decreased by the amount of any positive or negative adjustment that the U.S. Holder was required to make by reason of a difference between the tax basis of the Securities and its adjusted issue price. Any gain recognized upon surrender of Securities generally will be treated as ordinary interest income. Any loss recognized by a U.S. Holder generally will be treated as ordinary loss to the extent of the U.S. Holder’s prior net interest income inclusions. Any loss in excess of that amount will generally be treated as capital loss, which will be long-term capital loss if the U.S. Holder held the Securities for more than one year at the time of sale. The deductibility of capital losses is subject to certain limitations.

          The contingent payment debt instrument regulations applicable to the Securities are complex. U.S. Holders are urged to consult their tax advisor regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to their Securities and the tax consequences of surrendering their Securities pursuant to the Put Option.
          Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of Securities for purchase pursuant to the Put Option, unless such U.S. Holder is an exempt recipient (such as a corporation). A U.S. Holder may also be subject to backup withholding on such payment unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the Internal Revenue Service (“IRS”).
Non-U.S. Holders
          Surrender of Securities for Purchase. Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on cash paid and gain recognized on the surrender of Securities pursuant to the Put Option provided that: the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of classes of the Company’s capital stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code; the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership; the Non-U.S. Holder is not a bank whose receipt of interest (including original issue discount) on Securities is described in Section 881(c)(3) of the Code; the Company’s Common Stock is actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and the Company is not a “United States real property holding corporation” under Section 897 of the Code; and either (a) the Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN (or other applicable form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) or (b) the Non-U.S. Holder holds its Securities through certain foreign intermediaries and the Non-U.S. Holder and such foreign intermediaries satisfy the certification requirements under applicable Treasury Regulations.
          If all of the conditions described above are not met, a Non-U.S. Holder generally will be subject to the 30% U.S. federal withholding tax with respect to payments treated as interest on the Securities, unless the Non-U.S. Holder provides the Company or the paying agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that the payment of interest and gain on the Securities is not subject to U.S. federal withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.
          If the Non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) and gain on Securities is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), the Non-U.S. Holder will generally be subject to U.S. federal income tax on that interest and gain on a net income basis in the same manner as if the Non-U.S. Holder were a “U.S. person” (as defined under the Code), although the Non-U.S. Holder will be exempt from the U.S. federal withholding tax, provided the certification requirements described above are satisfied. In addition, a Non-U.S. Holder that is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of the Non-U.S. Holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct of a trade or business in the United States.
Information Reporting and Backup Withholding.
          Payments to a Non-U.S. Holder in consideration for the surrender of the Securities for purchase pursuant to the Put Option made through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption. Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.
          Backup withholding is not additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished on a timely basis to the IRS.
Non-Surrendering Holders
          A Holder who does not surrender its Securities pursuant to the Put Option will not incur any U.S. federal income tax liability as a result of the consummation of the Put Option.
          THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PUT OPTION.
          12. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.
          The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder,

furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
          The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition, and we incorporate by reference such documents herein:
•	The Annual Report on Form 10-K for the year ended December 31, 2010;

•	The Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2011 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010);

•	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	The Quarterly Report on Form 10-Q for the quarter ended June 30, 2011;

•	The Current Reports on Form 8-K filed with the SEC on February 4, 2011, February 15, 2011, March 11, 2011, March 23, 2011, May 13, 2011, June 1, 2011, June 10, 2011, June 24, 2011 and August 12, 2011; and

•	The description of the Company’s Common Stock, par value $0.66 2/3 per share, contained in the Registration Statement on Form 8-A filed with the SEC on June 15, 2000.
          In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.
          Each person to whom a copy of this Option Purchase Notice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing us at Diodes Incorporated, 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024, Attention: Secretary.
          The Schedule TO to which this Option Purchase Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Option Purchase Notice, we will amend the Schedule TO accordingly.
          13. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.
          14. Definitions. All capitalized terms used but not specifically defined in this Option Purchase Notice shall have the meanings given to such terms in the Indenture and the Securities.
          15. Conflicts. In the event of any conflict between this Option Purchase Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.
          None of the Company or its board of directors or employees, as applicable, are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Option Purchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of the current market value and other relevant factors.
DIODES INCORPORATED

ANNEX A
FORM OF PURCHASE NOTICE

TO:	DIODES INCORPORATED UNION BANK, N.A.
          The undersigned registered Holder of the Securities designated below hereby irrevocably acknowledges receipt of a notice from Diodes Incorporated (the “Issuer”) regarding the right of Holders to elect to require the Issuer to purchase their Securities and requests and instructs the Issuer to repay the entire principal amount of such Securities, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in cash, in accordance with paragraph 8 of the Securities and Section 3.08 of the Indenture, dated as of October 12, 2006 (the “Indenture”), between the Issuer and Union Bank, N.A. (formerly, Union Bank of California, N.A.), as trustee (the “Trustee”), at the price of 100% of such entire principal amount or portion thereof, together with any accrued and unpaid interest to, but excluding, the Option Purchase Date, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Securities shall be purchased by the Issuer as of October 1, 2011, the Option Purchase Date, pursuant to the terms and conditions specified in the Indenture, the Securities and the Option Purchase Notice.

A-1

          NOTICE: The signature below of the Holder of the Securities designated below must correspond with the name as written upon the face of such Securities in every particular without alteration or enlargement or any change whatsoever.
Name of Holder:________________
Certificate Number (if applicable):_________
Principal amount to be purchased (if less than all, must be $1,000 or whole multiples thereof):______________
Social Security or Other Taxpayer Identification Number:_______________
Dated:______________

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

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ANNEX B
FORM OF WITHDRAWAL NOTICE
TO: DIODES INCORPORATED UNION BANK, N.A.
          The undersigned registered owner of the Securities designated below hereby withdraws its election to require Diodes Incorporated (the “Issuer”) to purchase such Securities, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture, dated as of October 12, 2006 (the “Indenture”), between the Issuer and Union Bank, N.A. (formerly, Union Bank of California, N.A.), as trustee (the “Trustee”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.
          NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Securities in every particular without alteration or enlargement or any change whatsoever.
Name of Holder: __________________
Certificate Number (if applicable): _____________
Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof): __________________
Social Security or Other Taxpayer Identification Number: __________________
Dated: __________________

Signature(s)

B-1

ANNEX C
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
     The following tables set forth the names of each member of the Company’s board of directors and each of the Company’s executive officers:
Directors

Name	Title
Raymond Soong	Chairman of the Board

C. H. Chen	Vice Chairman

Michael R. Giordano	Director

L. P. Hsu	Director

Keh-Shew Lu	Director, President and Chief Executive Officer

John M. Stich	Director

Michael K. C. Tsai	Director
Executive Officers

Name	Title
Keh-Shew Lu	Director, President and Chief Executive Officer (principal executive officer)

Richard D. White	Chief Financial Officer, Secretary and Treasurer (principal financial officer)

Mark A. King	Senior Vice President, Sales and Marketing

Joseph Liu	Senior Vice President, Operations

Hans Rohrer	Senior Vice President, Business Development

Collin Greene	Europe President and Vice President, Europe Sales and Marketing

Julie Holland	Vice President, Worldwide Analog Products

Francis Tang	Vice President, Worldwide Discrete Products

Edmund Tang	Vice President, Corporate Administration

     The business address of each person set forth above is c/o Diodes Incorporated, 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024, and the telephone number is (972) 987-3900.

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